Exhibit 10.25

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION

SUPPORT SERVICES AGREEMENT

by and between

PEAK6 INVESTMENTS, L.P.

and

APEX CLEARING HOLDINGS LLC

Dated as of June 5, 2012

SUPPORT SERVICES AGREEMENT

This SUPPORT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of June 5, 2012, by and between PEAK6 Investments, L.P. (the “Providing Party”), and Apex Clearing Holdings LLC, a Delaware limited liability company (the “Receiving Party”).

W I T N E S S E T H :

WHEREAS, the Providing Party is willing to provide or arrange for the provision of certain services to the Receiving Party and its subsidiaries, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein, it is agreed as follows:

1. Term. The term of this Agreement shall commence as of the date hereof and shall remain in effect until the earliest to occur of (a) such time as no services have been provided by the Providing Party to the Receiving Party hereunder for a continuous period of three (3) months, (b) the termination of this Agreement in accordance with Section 11, and (c) the third (3rd) anniversary of the date hereof; provided, however, that this Agreement shall not terminate pursuant to this clause (c) and shall automatically be renewed for additional one (1) year periods at the end of each prior period unless the Receiving Party shall have notified the other parties in writing at least ninety (90) days prior to the end of such period that this Agreement shall not be renewed. This Agreement may be terminated by a party as provided herein or, as provided in Section 11, with respect to a particular service or group of services only, in which case it shall remain in full force and effect with respect to the other services described herein.

2. Services. During the term hereof, and upon the terms and conditions set forth herein, the Receiving Party may from time to time request, and upon such a request, to the extent it is reasonable as determined by the Providing Party in good faith, the Providing Party agrees to use commercially reasonable efforts to provide, or cause to be provided through an affiliate, or otherwise, at the Receiving Party’s expense as provided herein, the following services:

(a) Payroll Services. Certain payroll services, which shall include preparation of payroll checks for the Receiving Party’s employees and maintenance of employee payroll records, and making provision for the associated payroll for payments and similar charges.

(b) Financial, Risk Management and Operations Services. Assist the Receiving Party in establishing and maintaining bank accounts, investing short-term funds, credit analysis, risk management, risk/credit review for potential clients, obtaining lines of credit, purchasing capital improvements (including supplies and equipment), and providing technical advice as requested on commercial contracts and client/business development (it being understood that the Providing Party shall have no obligation to guarantee or provide other credit support for the obligations of the Receiving Party).

(c) Accounting and Treasury Services. Accounting and treasury services, which shall include maintaining financial books and records for the Receiving Party, assisting in the preparation of the Receiving Party’s financial statements and such other accounting and treasury services as may be requested from time to time.

(d) Legal Services. Such legal counsel as may be requested from time to time. All amounts received by the Providing Party under Section 4 for legal services shall be used solely to reimburse a portion of the compensation and benefits expense for the members of Providing Party’s internal legal departments. The Receiving Party hereby acknowledges and agrees that the legal services provided to the Receiving Party will be provided by the same legal counsel as are providing legal services to the Providing Party, as the case may be, and that conflicts of interest with respect to such representation may arise. By executing this Agreement, the Receiving Party explicitly acknowledges the possibility of, and waives any claims, cause of action or damages resulting from, such conflicts. In the event that a conflict arises between the Receiving Party and the Providing Party, as reasonably determined by the Providing Party, as the case may be, the legal department of the Providing Party, as the case may be, will cease its representation of the Receiving Party, but may continue its representation of the Providing Party, as the case may be, and the Receiving Party agrees not to seek to disqualify such legal department from representing the Providing Party, as the case may be, based on such legal department’s prior representations of the Receiving Party pursuant to this Agreement.

(e) Human Resources. Human resources services, which shall include assistance in hiring and terminating employees and administering employee benefits, as may be requested in relation to the operation of the Receiving Party.

(f) IT Services and Communication Facilities. Information technology support services and other information technology services as may be requested from time to time.

(g) Promotional Sales and Marketing. Promotional sales and marketing services to the Receiving Party as agreed by the Providing Party and the Receiving Party from time to time.

(h) Miscellaneous. Such other miscellaneous services to the Receiving Party as the parties may reasonably agree.

For purposes of this Section 2, the Receiving Party shall include each of the subsidiaries of the Receiving Party. Notwithstanding the foregoing, Providing Party need not make available nor provide any services to the extent that doing so would unreasonably interfere with the performance by any employee of such employee’s duties for Providing Party or otherwise cause unreasonable burden to Providing Party.

3. Authority. Notwithstanding anything to the contrary contained in Section 2 hereof, the parties hereto acknowledge and agree that the Providing Party shall provide, or arrange for third parties to provide, the services set forth in Section 2 of this Agreement subject to the ultimate authority of the Receiving Party to control its own business and affairs. Each party acknowledges that the services provided hereunder by the Providing Party, or arranged by the Providing Party to be provided by third parties, are intended to be administrative, technical and ministerial and are not intended to set policy for the Receiving Party.

4. Charges for Services. In consideration for providing the services to the Receiving Party as provided for in Section 2 hereof, and except as otherwise expressly set forth therein, the Receiving Party shall pay (a) to the Providing Party, the Fully Allocated Cost of such services and (b) to the Providing Party, an amount equal to [****] of the Receiving Party’s consolidated gross revenues for the period covered by each invoice delivered by the Providing Party pursuant to Section 9 below (the “Revenue Fee”). For purposes of this Section 4, “Fully Allocated Cost” shall mean the direct and indirect economic costs incurred by the Providing Party, as the case may be, as a result of the provision of such services allocated to the provision of such services in a manner that is both (i) reasonable and (ii) consistent with the methodology then employed by the Providing Party and its affiliates in connection with the provision of similar services to related parties. Fully Allocated Cost shall include, but not be limited to, labor costs (including, without limitation, salary and benefits), information technology and telecommunications infrastructure costs, real estate costs, regulatory costs, administrative overhead and Taxes (but only to the extent invoiced in a manner consistent with the second to last sentence of this paragraph). The Providing Party shall not charge the · Receiving Party any portion of any Tax for which the Providing Party receives a rebate or credit, or for which the Providing Party is entitled to a rebate or credit. Any Taxes required to be charged in respect of services provided by the Providing Party hereunder shall be charged in addition to any charges otherwise due hereunder, and shall be separately stated and included in the relevant invoice. For the purpose of this Agreement, “Taxes” shall mean only sales, value added or similar taxes and shall expressly exclude any taxes imposed on income or franchise or other similar taxes in lieu of income taxes.

5. Other Benefits and Services. From time to time, the Providing Party may agree to assist the Receiving Party in the purchase of other benefits or services. In such event, the parties shall agree upon a mutually satisfactory basis of allocation of costs.

6. Materials and Equipment. Receiving Party shall, and shall cause its affiliates to, purchase from the Providing Party and its affiliates, or bear an allocation of costs in respect of, materials and equipment on the same basis and methodology then employed by the Providing Party and its affiliates in connection with the provision of similar materials and equipment to related parties.

7. Exculpation and Indemnity. The Providing Party (including its affiliates and control persons and its respective officers, directors and employees) shall not be liable to the Receiving Party or its affiliates or subsidiaries and each of its respective members, officers, directors or employees, shareholders, agents or representatives for any acts or omissions taken or not taken in connection with this Agreement, except for acts or omissions constituting fraud or willful misconduct by the Providing Party in the performance of its duties under this Agreement or as a result of an intentional material breach of this Agreement by the Providing Party of the terms of this Agreement. The Receiving Party shall indemnify, defend and hold harmless the Providing Party (and its affiliates and control persons and its respective officers, agents, representatives, directors and employees) from and against any and all claims, causes of action or liabilities of any nature whatsoever (including reasonable attorneys’ fees) arising out of or in connection with any claim against the Providing Party (or its affiliates and control persons and its respective officers, agents, representatives, directors and employees), as the case may be, under or otherwise in connection with this Agreement, except where such claim is attributable to the fraud or willful misconduct of the Providing Party in the performance of its duties under this Agreement or an intentional material breach by the Providing Party of the terms of this Agreement. In no event shall the Receiving Party be required to indemnify the Providing Party for any consequential, indirect, incidental or special damages of any nature for the matters contemplated by this Agreement. In no event shall the Providing Party be liable for any damages to the Receiving Party or any other party hereunder in excess of the amount paid to it hereunder.

8. Documentation. The Providing Party’s charges to the Receiving Party for all services and benefits provided to the Receiving Party hereunder shall be substantiated by appropriate schedules, invoices, and other appropriate documentation, including, without limitation, the method of allocation and proof of payment of Taxes to the relevant taxing authority.

9. Invoicing and Billing. The Receiving Party shall, within thirty (30) days after the end of each calendar month, provide a statement of the Receiving Party’s gross revenues for the preceding calendar month (“Revenue Statement”) for purposes of calculating the amount owed by the Receiving Party to the Providing Party pursuant to Section 4(b) hereof. If the Receiving Party does not provide a Revenue Statement within the time period set forth in the preceding sentence, the Providing Party shall be entitled to calculate the amount owed by the Receiving Party to the Providing Party pursuant to Section 4(b) hereof based on its good faith estimate of the revenues of the Receiving Party for such period. The Providing Party shall invoice the Receiving Party on a monthly basis in arrears for charges for services provided to the Receiving Party pursuant hereto in accordance with Section 4(a) as incurred and for the amount payable to the Providing Party in accordance with Section 4(b), such invoices to be delivered to the Receiving Party within the later of (a) fifteen (15) days after the delivery to the Providing Party by the Receiving Party of a Revenue Statement and (b) thirty (30) days after the end of the applicable calendar month. The Receiving Party shall pay to the Providing Party the amount set forth in each invoice provided under this Agreement within thirty (30) days of the Receiving Party’s receipt of the applicable invoice. To the extent commercially reasonable, the Providing Party shall invoice such charges in a manner that will minimize any Taxes imposed on the Receiving Party.

10. Services by Third Parties. The Providing Party may, at the Receiving Party’s expense in accordance with Section 4, procure any of the services or benefits specified in Section 2 hereof from a third party.

11. Termination of Services. Either of the Receiving Party or the Providing Party may discontinue the Providing Party’s provision of all of the services, or any of the individual services, described in Section 2 of this Agreement by providing written notice to the other parties setting forth the services to be discontinued at least six (6) months before the requested termination date and the Providing Party shall discontinue providing such services on such requested termination date. In addition, the Providing Party, on the one hand, and the Receiving Party, on the other hand, shall have the right to terminate this Agreement with immediate effect if the Receiving Party, on the one hand, or the Providing Party, on the other hand, materially breaches any provision hereof and fails to cure the same within fifteen (15) days of written notice thereof. Notwithstanding the foregoing, in no event may the Revenue Fee be terminated reduced or eliminated.

12. Excused Performance. The Providing Party does not warrant that any of the services or benefits herein agreed to be provided shall be free of interruption caused by any cause or circumstance beyond its reasonable control; including without limitation any strikes, lockouts, accidents, or inability to obtain third-party cooperation. No such interruption of services or benefits shall be deemed to constitute a breach of any kind whatsoever and the Providing Party shall have no liability to the Receiving Party for any such interruption of services or benefits.

13. Post-Termination Payments. Notwithstanding any provision herein to the contrary, all payment obligations hereunder shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder in respect of the period prior to the effective date of termination have been paid.

14. Miscellaneous.

(a) This Agreement and all the covenants herein contained shall be binding upon the parties hereto, their respective successors, legal representatives and assigns. Except as otherwise expressly provided for herein, none of the parties shall have the right to assign all or any portion of their obligations or interests in this Agreement or any monies which may be due pursuant hereto without the prior written consent of the other parties; provided, however, that the Providing Party shall have the right to assign this Agreement, in whole or in part, to any of its affiliates, or cause such entities to perform hereunder.

(b) No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of the party waiving such right. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Agreement may not be modified or amended except by a writing signed by officers of each of the parties hereto.

(c) Other than as expressly provided in Section 7 of this Agreement, nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever.

(d) This Agreement constitutes the entire agreement of the parties with respect to the services and benefits described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties with respect to the subject matter hereof.

(e) This Agreement shall be strictly construed as independent from any other agreement or relationship by the Providing Party or any of its respective affiliates, on the one hand, and the Receiving Party or any of its subsidiaries or affiliates, on the other hand.

(f) This Agreement is made pursuant to and shall be governed and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflict of laws thereof. Each party submits to the exclusive jurisdiction of the state and federal courts located in Chicago, Illinois in connection with any disputes arising hereunder.

(g) The parties hereby waive and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(h) EACH OF THE PROVIDING PARTY AND THE RECEIVING PARTY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

(i) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(j) Sections 4, 7, 9, 11, 12, 13 and 14 shall survive the termination, amendment, modification or waiver of this Agreement indefinitely.

(k) Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

(i)	If to the Providing Party:

PEAK6 Investments, L.P.

141 W. Jackson Blvd., Suite 500

Chicago, IL 60604

Attn: CEO and Chief Legal Officer

(ii)	If to the Receiving Party:

Apex Clearing Holdings LLC

141 W. Jackson Blvd., Suite 500

Chicago, IL 60604

Attn: CEO and Chief Legal Officer

The address of any party hereto may be changed on notice to the other parties hereto duly served in accordance with the foregoing provisions.

(l) If any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

(m) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of a telecopied version of one or more signatures on this Agreement shall be deemed adequate delivery for purposes of this Agreement. Delivery of a facsimile or other electronic version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Support Services Agreement to be executed in their respective names by their respective officers thereunto duly authorized, as of the date first written above.

PEAK6 INVESTMENTS, L.P.

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Legal Officer

APEX CLEARING HOLDINGS LLC

By:	/s/ Danny Rosenthal
Name: Danny Rosenthal
Title: Chief Executive Officer and President

[Signature page to Apex Clearing Holdings LLC Support Services Agreement]